Exhibit 10.3

BUSINESS TERMS AND CONDITIONS

between

GOLDHORSE CAPITAL MANAGEMENT (HK) LIMITED

and

THE CLIENT

in relation to the provision of any Financial Services as described herein

This Agreement is made on the Effective Date (as defined in the Appendix hereto) by and between the following Parties:

1)	Goldhorse Capital Management, (HK) Limited, a company incorporated under the laws of Hong Kong whose registered office is at Suites 3312-13, 33/F, Tower 5, The Gateway, Harbour City, 15 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (the “Arranger”); and
2)	The Client (as defined in the Appendix hereto).

(The Arranger and the Client each a “Party” and together the “Parties”)

WHEREAS

a)	The Arranger is licensed by the SFC to carry out Type 1 (dealing in securities) and Type 4 (advising on securities) regulated activities pursuant to the SFO with CE Number BDR769.

b)	The Client is a licensed corporation licensed by the SFC, and would like to appoint the Arranger to provide the Financial Services as specified and as selected by the Client as defined in the Appendix section of this Agreement.

c)	The Arranger shall not be a settlement party in respect of the Transactions associated with the Financial Services, and the Client shall without delay arrange the settlement of the Transactions directly with the Custodians where End Clients’ Accounts are for the Transactions.

d)	The Client has obtained full or discretionary authority or mandate from the End Clients to execute the Transactions with the Arranger on behalf of the End Clients.

e)	The Arranger does not in any way depend on or require the provision of End Clients’ information by the Client in order to facilitate any or all of the Financial Services. For avoidance of doubt, none of the Data is the Personal Data of the End Clients.

f)	This Agreement constitutes a full legal, valid, and binding obligation of the Parties, enforceable against each other Party in accordance with its terms;

g)	The Client acknowledges and confirms that it has read and fully understood the terms and conditions set out in this Agreement and expressly confirms its full agreement and takes all appropriate means to comply with this Agreement

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement, except where the context otherwise requires, the capitalized terms shall have the following meanings:

“Agreement”	means the terms and conditions agreed between the Parties on the date hereof including any Appendix and any schedules thereof, as applicable and as amended from time to time.
“Appendix”	means the specific terms and conditions agreed between the Parties on the date hereof and any schedules thereof, as applicable and as amended from time to time.
“Authorized Dealer(s)”	means the person(s) employed by the Client, who is/are authorized by the Authorized Person(s) to represent the Client and hold all applicable licenses under the regulatory authority according to the jurisdiction of the Client, to place dealing instructions of the Securities and/or Structured Products with the Arranger on behalf of the Client.

“Authorized Person(s)”

means the person(s) employed by the Client and is/are authorized by the Board of Directors of the Client to represent the Client to enter into this Agreement and to appoint Authorized Dealer(s) for the Client.

“Business Day”	means a day other than a Saturday or Sunday or a public holiday in Hong Kong.
“Confidential Information”	shall have the meaning as set forth in clause 6.1.
“Counterparties”	means any issuers, or its affiliates, of the Securities or the Structured Products relevant to the Financial Services described in the Appendix.
“Custodian”	means bank, or a licensed corporation that can hold client assets, where bank, licensed corporation, hold, and client assets are defined in section I of Part I of Schedule I to the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong), or any licensed entity in Republic of Singapore, Swiss Confederation, or Principality of Liechtenstein that carries out substantially similar functions and is governed by similar regulations to those Custodian in Hong Kong
“Data”	means all data or information provided by both Parties to each other, for the purpose of using or for facilitating the Client’s use of the Financial Services, and/or any data generated by, or derived from the Client’s use of the Financial Services in regardless of the origin of the data.
“‘Disclosing Party”	means the party in respect of which information is Confidential Information.
“Effective Date”	means the date of commencement of this Agreement as set forth in the Appendix.
“End Clients”	means the clients of the Client that own the beneficial interests of the Securities and/or the Structured Products and whose accounts are managed by the Client with full or discretionary authority for the Transactions.
“End Clients’ Accounts”	means any accounts opened by the End Clients with any Custodian.
“Financial Services”	means the financial services described in the Appendix.
“Force Majeure Event”	means acts of God, flood, drought, earthquake or other natural disaster, epidemic or pandemics terrorist attack, war or riots, mass and harmful contamination of any kind and collapse of buildings, fire, explosion, embargo, or accident, but does not include cyber-attacks, a lack of funds or lack of manpower for any reason, a party’s own default, misconduct or negligence or events or circumstances that could have been prevented or mitigated by that party as a result of exercising reasonable care.
“Hong Kong”	means Hong Kong Special Administrative Region of the People’s Republic of China.
“Intellectual Property Rights”	means rights in patents, registered designs, trademarks and service marks (whether registered or not), copyright, database right, and design rights, in each case existing in any jurisdiction in the world, and other proprietary rights in other jurisdictions that grant similar rights as the foregoing, including those subsisting in inventions, drawings, performances, software, databases, semiconductor topographies, business names, goodwill and the style of presentation of goods and services and In applications for the protection thereof, but excluding trade secrets.
“Professional Investor”	is defined in section I of Part I of Schedule I to the SFO and persons belonging to a class which is prescribed under the Securities and Futures (Professional Investor) Rules (Cap. 57 ID of the laws of Hong Kong).
“Recipients”	means the party which receives, obtains, develops or creates Confidential Information of the Disclosing Party.

“Relevant Rules”	means all circulars, guidance, industry best practice, laws, licensing requirements, ordinance, or regulations that the Client is subjected to.
“Securities”	is defined in section I and IA of Part I of Schedule I to the SFC), for example (a) shares, stocks, debentures, bonds or notes of, or issued by, a body, whether incorporated or unincorporated, or a government or municipal government authority; (b) rights, options or interests (whether described as units or otherwise) in, or in respect of, such shares, stocks, debentures, bonds, or notes; (c) certificates of interest or participation in, temporary or interim certificates for, receipts for, or warrants to subscribe for or purchase, such shares, stocks, debentures, bonds or notes.
“Securities Act”	means the Securities Act of 1 933, as amended of the United States and all subsidiary legislation promulgated thereunder.
“SFC”	means the Securities and Futures Commission of Hong Kong or its successor-at-law.
“SFO”	means the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and all subsidiary legislation promulgated thereunder.
“Structured Products”	shall have the same meaning as defined in section IA of Part I of Schedule I to the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong).
“Transactions”	means any transactions of Securities and/or Structured Products.
“U.S.”	means the United States of America.

1.2	Construction

In this Agreement, unless the context otherwise requires or unless otherwise specified:

(i)	any reference to the singular includes reference to the plural and vice versa and reference to the masculine gender includes reference to the feminine and neuter genders and vice versa;
(ii)	unless otherwise expressly stated to the contrary herein, any reference to any Appendix, clause, sub-clause, paragraph, subparagraph or schedule of or to this Agreement is to the Appendix, clause, sub-clause, paragraph, sub-paragraph or schedule (as the case may be) to this Agreement;
(iii)	any reference to persons includes reference to any legal person and to any body corporate, unincorporated association, partnership, limited partnership, trust, unit trust, mutual fund or other collective investment scheme and to the manager or trustee of any such collective investment scheme, as well as any successors thereof;
(iv)	the headings are inserted for convenience of reference only and shall not in any way form part of or affect or be taken into account in the construction or interpretation of any provision of this Agreement or the schedule hereto; and
(v)	words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless otherwise expressly stated to the contrary in this Agreement, refer to the particular clause, sub-clause, paragraph or subparagraph or schedule of or to this Agreement or, as the context may require, to the whole of this Agreement.

2.	FINANCIAL SERVICES

2.1	Code of Conduct and Best Practice
(i)	Without limiting the generality of sub-clause 2.2, where applicable, the following principles should be observed by the Arranger:
a.	it shall promote the highest standard of conduct and ethics;
●	honor, honesty and integrity must be the underlying principles of trading/distribution practices.
b.	it shall ensure the involvement of a thoroughly professional management in all administrative processes;
●	policies should be established to ensure the principle of professionalism of the highest standard is embedded in all processes.
●	there should be a regular review of internal processes to identify and rectify weaknesses, disconnects and fails.
c.	shall not directly cooperate with the End Clients, the relationship managers and/or bankers of the Client without any prior written consent from the Client.
d.	it shall also co-operate and liaise with and provide reasonable assistance, support and information required by the Client to facilitate its use of the Financial Services.

(ii)	The following principles should be observed by the Client.
a.	it shall promote the highest standard of conduct and ethics;
●	honor, honesty and integrity must be the underlying principles of trading/distribution practices.
b.	it shall ensure the involvement of a thoroughly professional management in all administrative processes;
●	policies should be established to ensure the principle of professionalism of the highest standard is embedded in all processes.
●	there should be a regular review of internal processes to identify and rectify weaknesses, disconnects and fails.

2.2	Remuneration

Client acknowledges and agrees to pay the cost of USD 6,000 per calendar year (the “Access Fee”), with a minimum subscription of one (1) calendar years to access Extramile. In addition to the Access Fee, the Arranger will charge, and the Client agrees to pay 20 bps of notional per trade (the “Arranger Fees”). Notional of the trade will be solely determined by the Arranger in a professional and fair manner.

A retro-commission may be generated for the benefit of the Client In the course of a Transaction (“Retro-Commission”). If applicable, the Arranger shall be responsible for collecting such Retro-Commission from the Counterparties. An invoice detailing all the Retro-Commission generated by Transactions in the previous calendar quarter will be issued to the Client by the Arranger on the 15th day of the first month every calendar quarter (January, April, July, October), or the first next business day should the 15th day is not a business day. The Arranger shall pay to the Client the Retro-Commission detailed in the same written invoice as soon as practicable after and only receiving written confirmation from the Client, or per a separate schedule agreed bilaterally by the Parties. All applicable taxes arising in respect of the Retro-Commission shall be for the account of the Client. For the avoidance of doubt, any market risk such as foreign exchange risk originated from any request raised by the Client in the process of payment of the Retro-Commission shall be the full responsibility of the Client.

Both parties also agree to negotiate in good faith, and in a swift and professional manner over any disagreement in the detail of the Retro-Commission.

3.	ANTI-MONEY LAUNDERING AND TERRORISM FINANCING

i.	The Parties undertake to comply at any time with any applicable means any laws, guidelines, ordinance, circulars, regulations, licensing requirement, and/or industry best practices to which both Parties are subjected to, relating to anti-money laundering and terrorism financing;

ii.	The Parties have established an anti-money laundering (“AML”) programme that is designed to comply with any applicable any applicable means any laws, guidelines, ordinance, circulars, regulations. licensing requirement, and/or industry best practices to which both Parties are subjected to and have taken specific measures to ensure that the Parties do not provide services to listed terrorists and/or sanctioned names and/or lists notified by competent authorities such as but not limited to Financial Action Task Force (“FATF”) and United Nations Security Council (“UNSC”);

iii.	The Client also undertakes with the Arranger that reasonable steps have been, or will be, taken to identify and document the true and full identity of the End Clients of the Securities and/or the Structured Products according to its know-your customer procedures, and will retain evidence in relation thereto;

iv.	The Client in addition confirms that it has already taken or will take necessary and appropriate actions to be satisfied as to the legitimacy of the origin of the funds of the End Clients;

v.	The Arranger reserves the right to require from the Client any additional information or documents which it deems appropriate in order for the Arranger to fully comply with its know-your-customer procedures and legal obligations relating to anti-money laundering and terrorism financing and the Client irrevocably agrees to provide such relevant information or documents upon the request from the Arranger; and

vi.	The Client shall cooperate with the Arranger as well as any governmental and/or regulatory authorities for the prevention of money laundering and financing of terrorism.

4.	INTELLECTUAL PROPERTY RIGHTS

(i)	Each Party retains all rights, title and interest in and to its Intellectual Property Rights which subsisted before conclusion of this Agreement or come into being independently of this Agreement;

(ii)	Each Party may use resources or materials in which the other Party holds the Intellectual Property Rights during the effective period of this Agreement, solely as necessary to exercise its rights or perform its obligations under this Agreement;

(iii)	The Arranger owns all rights, title and interest in and to Intellectual Property Rights developed during the course of providing Financial Services under this Agreement, including enhancements, modifications or derivative works of materials in which either Party owns the Intellectual Property Rights;

(iv)	To the extent necessary to effect the provisions of clause 4(iii), the Client assigns the Intellectual Property Rights referred to in clause 4(iii) with effect from creation to the Arranger or its nominee.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties by the Arranger

The Arranger hereby represents and warrants to the Client that, as of the date hereof:

(i)	it is duly organized, validly incorporated, existing, and registered in accordance with the laws of its country of registration;

(ii)	as the case may require, it holds such governmental authorization and maintains sufficient substance as is necessary to lawfully conduct its business and its obligations under the Agreement;

(iii)	it is aware of and will at all times comply with all circulars, guidance, industry best practice, laws, licensing requirements, ordinance, regulations that it is subjected to in all relevant jurisdictions (including but not limited to the law of anti-money laundering and terrorism financing, anti-bribery and anti-corruption, taxation, suitability and appropriateness of the Client to the Financial Services, etc.). The Arranger further declares and represents that during the effective period of this Agreement it will maintain all necessary licenses, consents, authorizations or approvals to carry on its business as currently being conducted (including, without limitation, any required membership of a self-regulatory organization, or any required authorization under applicable money laundering laws) in all relevant jurisdictions;

(iv)	any information which it has provided to the Client in relation to its licenses, consents, authorizations, approvals, or taxation status are complete and correct, and it will promptly inform the Client if any of its licenses, consents, authorizations or approvals ceases to be valid or effective (including, without limitation, any revocation of the same by any regulator and/or governmental body) or if any regulator and/or governmental body has decided, ruled or adjudicated that it has breached any applicable laws, guidelines, ordinance, circulars, regulations, licensing requirement, and/or industry best practices to which the Arranger are subjected to;

(v)	it has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and upon execution of this Agreement all corporate actions required hereunder for the due and proper authorization, execution and delivery of this Agreement will be duly and validly performed.

5.2	Representations and Warranties by the Client

The Client hereby represents, warrants and covenants to the Arranger and relevant Counterparties that, as of the date hereof:

(i)	it is solely responsible for being lawfully incorporated under the relevant statutory and regulatory provisions in the jurisdictions in which it operates and undertakes at all times to observe all such provisions as applicable to its operations;

(ii)	as the case may require, it holds such governmental authorization and maintains sufficient substance as is necessary to lawfully conduct its business and its obligations under this Agreement;

(iii)	it is aware of and will at all times comply with all Relevant Rules in all relevant jurisdictions (including but not limited to the law of anti-money laundering and terrorism financing, anti-bribery and anti-corruption, taxation, suitability and appropriateness of the Client to the Financial Services, etc.). The Client further declares and represents that during the effective period of this Agreement it will maintain all necessary licenses, consents, authorizations or approvals to carry on its business as currently being conducted (including, without limitation, any required membership of a self-regulatory organization, or any required authorization under applicable money laundering laws) in all relevant jurisdictions;

(iv)	any information which it has provided to the Arranger in relation to its licenses, consents, authorizations, approvals, or taxation status are complete and correct, and shall remain valid until they are revoked by the Client in writing, and the Client will promptly inform the Arranger if any of its licenses, consents, authorizations or approvals ceases to be valid or effective (including, without limitation, any revocation of the same by any regulator and/or governmental body) or if any regulator and/or governmental body has decided, ruled or adjudicated that it has breached any Relevant Rules. The Client also undertakes that any changes in Authorized Person, or Authorized Person’s signature, and/or Authorized Dealer shall be immediately notified to the Arranger in writing;

(v)	it has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and, if applicable, upon execution of this Agreement all corporate actions required hereunder for the due and proper authorization, execution and delivery of this Agreement will be duly and validly performed;

(vi)	it acknowledges and agrees that its End Clients to whom it markets, distributes, or sell any Securities or Structured Products will remain its sole responsibility and will not automatically become clients or customers of the Arranger for the purposes of the rules and guidance of the SFC;

(vii)	it shall not, without the prior written consent from the Arranger, use the name of the Arranger or any Counterparties, for any form of publicity or advertisement. At the Arranger’s request the Client shall furnish the Arranger with all of their documentation and other material related to the Arranger or any Counterparties and are issued m connection to the Securities and/or Structured Products for publicity and/or advertising purposes. Even with the written consent from the Arranger, it will be the sole responsibility of the Client to ensure such market material are distribute, broadcast, share, or forward in compliance with Relevant Rules;

(viii)	it shall not use, distribute, recycle, execute, or otherwise disseminate any information obtained from the Financial Services, such as sales materials, information sheets, products brochure, etc that are issued in connection to the Securities and/or Structured Products. or the Financial Services themselves, to any Third Party without the prior written consent of the Arranger, unless such actions do not violate terms and conditions of this Agreement, and are in compliance with all Relevant Rules;

(ix)	it agrees to provide the Arranger upon reasonable request, all relevant information relating to the distribution of the Securities and/or the Structured Products necessary, to enable the Arranger to comply with the respective obligations under applicable legislative and regulatory requirements;

(x)	it acknowledges any information or quotations from the Financial Services are intended for reference only, and no representation or warranty, expressed or implied is made to the accuracy, completeness, or correctness by the Arranger to those information and quotations;

(xi)	it shall indemnify and keep indemnified and hold harmless the Arranger, the Counterparties, and any of their directors, affiliates, officers and agents (each an Indemnified Party) in respect of any and all liabilities, losses, costs, claims, damages, actions and related expenses whatsoever and howsoever arising out of the negligence, breach of duty (including statutory duty), willful default, bad faith, fraud or breach of any provision of this Agreement by the Client or its directors, affiliates and officers. This Indemnification provision shall survive the termination of this Agreement;

(xii)	if the Transactions In connection with the Financial Services fail to settle as a result of, or in relation to any failure of the Client or its directors, affiliates, authorized persons and officers to take any action, or arising out of the negligence, breach of duty (including but not limited to statutory duty), willful default, bad faith fraud or breach of any provision of this Agreement by the Client or its directors, affiliates, authorized persons and officers, the Client shall pay all expenses and penalties payment (if any), and to the extent permitted by law, indemnify the Arranger and/or the Counterparties against any claims, demands, actions, liabilities, damages, costs, losses or expenses (including but not limited to any interest and legal fees) (collectively the “Indemnifiable Claim”) which may incur. If the Arranger and/or the Counterparties have suffered the Indemnifiable Claim, the Arranger shall immediately notify the Client in writing giving all relevant details. The Client shall on demand or upon request reimburse the Arranger for the Indemnifiable Claim;

(xiii)	it confirms that it has proper policy and procedures to handle any complaints from its End Clients and shall notify the Arranger promptly should it become aware of any circumstances concerning any complaints relating to the Financial Services (the “Complaint”) and provide relevant information to the Arranger for the Complaint;

(xiv)	it confirms that it has disclosed or shall disclose its own Transactions’ fee schedule and/or the receipt of the Retro-Commission from the Arranger to its End Clients and it has obtained or shall obtain the consent from its End Clients to charge such fee and/or to receive such Retro-Commission;

(xv)	it acknowledges that the Securities and/or Structured Products may not or shall not be registered under the Securities Act;

(xvi)	it shall not make any offer, directly or indirectly, to sell or on-sell any Securities and/or Strmctured Products to the public in U.S. or any U.S. persons;

(xvii)	it agrees that the Securities and/or Structured Products do not, and shall not be authorized for public sale or offering in any country, state or jurisdiction;

(xviii)	the Client agrees that the Securities and/or Structured Products shall only be distributed to End Clients whom are Professional Investor and have the relevant and suitable financial status, investment experience, expertise and knowledge, defined by relevant laws and regulations in jurisdiction of distribution, and are in suitable legal capacity to invest in the Securities and/or Structured Products;

(xix)	the Client confirms that it has carried on any and all investigation and know your customer due diligence as to ensure that the End Clients are Professional Investor and that it is in possession of a written statement by the End Clients confirming such qualification as well as the know your customer files and documents. It is the responsibility of the Client to ensure that the type of Securities and/or Structured Products proposed suit the risk, experience and understanding of the End Clients;

(xx)	it and its representatives do not have, and will not enter into any commitments to Third Party that conflict with the Client’s obligations under this Agreement; and

(xxi)	the Client undertakes not to appoint any Third Party in order to fulfil all or part of its duties under this Agreement and sub-delegate and/or sub-distribute any third party relating to the Financial Services.

6.	CONFIDENTIALITY

6.1	Confidential Information

Confidential Information means all information which:

(i)	was disclosed or received before or after the Effective Date as a result of the discussions leading up to, the conclusion of, and the execution of this Agreement and is designated as “Confidential Information” by the Disclosing Party; or

(ii)	would be regarded as being confidential by a reasonable business person; or

(iii)	is clearly confidential from its nature or the circumstances in which it was imparted, and including information which relates to the commercial affairs, infrastructure, products, services, developments, innovations, trade secrets, source codes, or contracts of, and any other information relating to, the Disclosing Patty, its Affiliates or customers;

(iv)	any information referred to in (i) to (iii) disclosed on a Disclosing Party’s behalf or created or developed by the Recipient: and

(v)	information extracted, copied or derived from information referred to in (i) to (iv) above.

6.2	Confidentiality

Subject to clauses 6.3 to 6.5:

(i)	the Recipient must keep all Confidential Information of the Disclosing Party confidential

(ii)	neither Party (nor any of its Affiliates) may issue any announcement, circular or communication concerning the existence or content of this Agreement without the other Party’s prior written approval; and

(iii)	the Recipient must use Confidential Information solely in connection with the performance of its obligations or exercise of its rights under this Agreement and take all action reasonably necessary to secure it against theft, loss or unauthorized disclosure or use.

6.3	Exemptions

(i)	The restrictions on use or disclosure of information in clause 6.2 do not apply to information which is:

a.	generally available in the public domain, other than as a result of a breach of an obligation under this clause 6;

b.	independently developed by the Recipient, or was in the Recipient’s lawful possession prior to receipt from the Disclosing Pally.

(ii)	The Recipient may disclose Confidential Information to a Third Party (“3rd Party Recipient”) solely to the extent necessary that disclosure is required for the performance of the Recipient’s obligations or the exercise of its rights under this Agreement, provided that before disclosure, the Recipient:

a.	notifies and receives written consent from the Disclosing Party about the intended disclosure (and scope of such disclosure) and the identity of the intended 3rd Party Recipient;

b.	procures that the 3rd Party Recipient enters into a confidentiality undertakings in favor of the Disclosing Party on terms no less onerous than those contained in this clause 6; and

c.	ensures that the 3rd Party Recipient is aware of and complies with the Recipient’s obligations under this clause 6 as if it were the Recipient.

The Recipient is responsible for the acts, omissions or defaults of any 3 rd Party Recipient in relation to Confidential Information as if they were its own acts or omissions.

(iii)	The Recipient may disclose Confidential Information to the extent that disclosure is required by relevant laws and regulations and it is necessary for the Recipient to comply with such request, provided that the Recipient:

a.	unless prohibited by relevant laws and regulations, provides the Disclosing Party with prompt notice of any the requirement or request so that that the Disclosing Party may seek an appropriate protective order preventing or limiting the disclosure;

b.	at the Disclosing Party’s reasonable cost, provides the Disclosing Party with reasonable assistance in any action taken by the Disclosing Party to prevent or limit the disclosure.

6.4	Unauthorized Access

If the Recipient becomes aware of any actual, threatened or attempted unauthorized or accidental access, use or disclosure of the Disclosing Party’s Confidential Information, the Recipient must immediately

(i)	inform the Disclosing Party in writing, as practically as possible, specifying the Confidential Information involved, the time and nature of the unauthorized or accidental access, use or disclosure and the identity of those involved; and

(ii)	take such steps as are necessary or as the Disclosing Party directs (and cooperate with the Disclosing Party in any steps taken by it) to retrieve the Confidential Information from unauthorized persons and to prevent further unauthorized or accidental access, use or disclosure.

6.5	Return of Confidential Information

On termination of this Agreement, the Recipient must at the Disclosing Party’s election, return, destroy or expunge from any storage device all copies of Confidential Information, except where required to retain them by relevant laws and regulations or for purposes of performance under this Agreement. The Recipient must provide the Disclosing Party with a written confirmation within ten (10) Business Days of request.

The Parties agree that damages may not be an adequate remedy for breach of this clause 6 and (to the extent permitted by the court) that an aggrieved Party may seek an injunction or specific performance in respect of such breach.

7.	MISCELLANEOUS PROVISIONS

7.1	Notification of Communication

The Client shall be deemed notified of all correspondences and communications from the Arranger upon dispatch in accordance with the Client’s Instructions or all other appropriate means. In the absence of express Instructions for dispatching correspondence and communication, the correspondence shall be sent to the address and/or email chosen by the Arranger.

7.2	Data

The Arranger owns all rights, title and interest in and to all of the Data,

7.3	Relationship between the Parties

For all purposes of this Agreement, the Arranger shall be an independent contractor and not an employee, agent, partner or joint venture of the Client. In addition, neither the Arranger nor the Client shall be an employee, partner, joint-venturer or agent of the Counterparties.

7.4	No Exclusivity

This Agreement does not confer any exclusive rights to the Client in respect of the Financial Services, unless otherwise expressly agreed in writing. The Arranger may, at its discretion, provide other similar Financial Services to any other clients.

7.5	Limitation of Responsibility

The Arranger is bounded, within the framework of the execution of its duties and obligations, by a best effort obligation towards the Client. In this respect, the Arranger’s responsibility is limited to errors committed through, and losses generated by, wilful misconduct, recklessness or gross negligence. This Agreement does not include any performance obligation. The Arranger cannot in particular take responsibility for the fluctuation of the values of the investments, the changes in interest rates or the resulting fluctuations in returns. The Arranger shall not be responsible for legal advise, tax planning or obligations of the Client.

7.6	Expenses and Other Duties

The Client shall pay all applicable stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable In Hong Kong upon or in connection with the Financial Services and the entry into, execution and delivery of this Agreement and shall, to the extent permitted by law, indemnify the Arranger and the related Counterparties against any claims, demands, actions, liabilities, damages, costs, losses or expenses (including, without limitation, legal fees and any applicable tax) which it may incur or which may be made against it as a result, or arising out of or in relation to, any failure of the Client to take any action, pay or delay in paying any of the same.

7.7	Amendments to this Agreement

This Agreement may be amended, supplemented and updated by Arranger (“Amendments”) with reasonable notice given to the Client. Should the Client not agree with such Amendments, it shall notify the Arranger of such objection within ten (10) Business Days from receipt of the amended version of the terms and conditions. Without objection, the Amendments will apply to the business relationship between the Parties. In the case of changes brought about by changes outside the Arranger’ s control, such as regulatory changes. The Arranger will notify the Client of the compulsory changes as soon as possible. Any such Amendments shall not affect any fees already accrued and payable.

7.8	Assignment

The Arranger is entitled to assign its rights and obligations resulting from any and all agreements signed and executed with the Client to another Arranger’s group company with prior written notice to the Client before such assignment. The Client shall notify the Arranger of such objection within ten (10) Business Days from receipt of such notice. Without objection, the Client hereby consents to such assignment.

7.9	Termination of Business Relations

This Agreement shall remain in effect until termination in writing by one of the Parties. The Parties shall be entitled to terminate this Agreement (i) at any time two calendar years after the Effective Date, upon 90 days’ prior written notice to the other Party; or (ii) the continuance Of this Agreement shall be illegal under the applicable laws.

The rights and obligations under clauses of this Agreement which expressly or by their nature survive expiry or termination will remain in full force and effect, including clauses I, 2, 5 2(xi), 6, 7.5, 7.9 and 7.10.

7.10	Applicable Law and Place of Jurisdiction

This Agreement and all business and legal relationships between the Parties are exclusively and irrevocably governed by the laws of Hong Kong and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong in relation to all matters arising from this Agreement.

APPENDIX

The Client
1	Legal Registered Name	Keystone Capital Limited
Chinese (if any) 翹石資本有限公司
2	Incorporation	Country of Incorporation	☑ Hong Kong ☐ Other (Please specify):
		Date of Incorporation DD/MM/YYYY	03/12/2015
		CR Number / Registration Number	2315243
3	Publicly Traded (Listing Company)	☑ No ☐ Yes Stock/Ticker Code: _______ Name of Stock Exchange:_______
4	Regulatory Status	☐ No ☑ Yes (Please compete “Details of Regulatory Status”.)
	Details of Regulatory Status	Name of the Regulatory Authority	☑ SFC ☐ Other (Please specify):
		SFC License Type	1, 4, 9
CE Number
5	FATCA Compliance	FATCA Compliant	☐ Yes ☑No
		Participating Foreign Financial Institution	☐ Yes ☑ No
GIIN No (if any)
6	Legal Entity Identifier (“LEI”)	☐ No ☑ Yes, LEI No.: 254900T1NMWMBD5FVY08
7	Contact Address and Email	(Registered Business Address) UNITS l902-BA- 19/F. FWD FINANCIAL CENTRE. 308 DES VOEUX ROAD CENTRAL, Hong Kong
(Correspondence Address) [if different from above]
(Email) glorialew@kstone-capital.com
8	Authorized Dealer I	Full Name (per registration at SFC)
		CE Number: BHU614	Role (Admin/ Normal User)
HKID/Passport Number:
Email:
Phone Number office/mobile 3792 0551/ 6500 6948
	Authorized Dealer 2	Full Name (per registration at SFC)	Lew Cheuk Ning
		CE Number: BDM050	Role (Admin/ Normal User)
HKID/Passport Number:
Email:glorialew@keytoneeapital.com
Phone Number office/mobile):
	Authorized Dealer 3	Full Name (per registration at SFC)	Siu Wing Kin
		CE Number: BBF653	Role (Admin/ Normal User)
HKID/Passport Number:
Email: kevinsiu@keytoneeapital.com
Phone Number office/mobile : 3577 8668/ 97256977
	Authorized Dealer 4	Full Name (per registration at SFC)	Chan Tak Chiu
		CE Number: AWV321	Role (Admin/ Normal User)
HKID/Passport Number: Email: kelvinchan@keytoneeapital.com
Phone Number office/mobile): 3577 8660/9873 8190
	Authorized Dealer 5	Full Name (per registration at SFC)
		CE Number:	Role (Admin/ Normal User)
HKID/Pass ort Number:
Email:
Phone Number office/mobile
	Authorized Dealer 6	Full Name (per registration at SFC)
		CE Number:	Role (Admin/ Normal User)
HKID/Passport Number:
Email:
Phone Number office/mobile):

Financial Services & Cost

☑ Extramile Package: To provide as is access to Extramile Market Place (“Extramile”) and the functionality available on Extramile, via https://extramilegoldhorse.com.hk and via the Extramile Market Place APP (“Extramile APP”), to list of personnel jointly agreed by both Parties, at the cost of USD6,000 per calendar year (“Access Fee”), with a minimum subscription of one (l) calendar years. The Access Fee is deductible against the remuneration in clause 2.2. Access to Extramile and Extramile APP may change from time to time in the discretion of The Arranger. For the avoidance of doubt, there will not be an pre-determined limitation in terms of number of users to access Extramile. However, each user needs to be approved by the Arranger.

For the purpose of servicing its End Clients, it is the sole responsibility of the Client to ensure the usage, distribution, recycling, or otherwise dissemination of any information obtained from the Financial Services, such as prices, sales materials, information sheets, products brochure, etc. that are issued in connection to the Securities and/or Structured Products, to the End Clients are in compliance with all the Rules.

Should Extramile is not available due to any reason, the Arranger will try to the best of the ability to provide the Financial Services to the Client on a manual basis.

(Please ☑ on package(s) above that the Client agrees to subscribe to)

The Arranger shall make the Financial Services and customer support services available from 8am to 6pm Hong Kong time on each Business Days (“Office Hours”), except in occurrence of any Force Majeure Event. Outside of Office Hours, services will only be extended to Client on a best-effort basis.

The Client acknowledges and agrees that the Arranger does not guarantee the timeliness, sequence, accuracy, adequacy, completeness or error-free of the technical support provided relating to the aforesaid matters and such technical support is provided on an “as is”, “as available” basis. The Arranger gives no express or implied warranties, representations or undertakings (including but not limited to warranties of merchantability or fitness for a particular use) with respect to such technical support. The Client also acknowledges that no authentication, verification or computer security technology is completely secure or safe and the Client agrees to bear all risks of cybersecurity (e.g. unauthorized access/use, hacking or identity theft. etc.). Further, the Client agrees that the Arranger shall not be responsible for any loss, damage, cost, expense, claim or liability of whatsoever nature, directly or indirectly, arising out of or in connection with such technical support.

From time to time, the Parties may also mutually agree to other kind of products, supports, services and/or fees not covered by this Agreement.

Further Terms and Undertaking

By signing this Agreement, the Client acknowledges that it wishes to obtain access to a financial specialist in relation to the provision of Financial Services, including but not limited to the arrangement under which the Arranger arranges the Client to banking and brokerage service providers for the Transactions. The Client confirms it possesses or has been provided with the required knowledge regarding the risks associated with each investment it wishes to conclude. The Client undertakes to not execute the Transactions unless it has fully comprehended the risks, costs and the consequences of such investment.

The investments are executed by the Client based on its own judgement and understanding of the characteristics and Inherent risks of the Transactions. If the Client has doubts as to the risks or the costs associated with an investment (e.g. a product, a technique or a transaction), it undertakes to immediately ask its related contact person at the banking and/or brokerage service providers for supplemental information.

By signing this Agreement, the rights hereby declare that they understand and accept to comply with the terms and conditions of this

For and on behalf of the Arranger

/s/ LEE, Ka Long
Authorized Signatory
Name:	LEE, Ka Long
Title:	Director
Date:	11/10/23

For and on behalf of the Client

/s/ SIU Wing Kin
Authorized Signatory
Name:	SIU Wing Kin
Title:	Deputy CEO
Date:	11/10/23